                                   EXHIBIT 99


                                                  Re:  Oxford Health Plans, Inc.
                                                       800 Connecticut Avenue
                                                       Norwalk, CT 06854

For Further Information:

Stephen F. Wiggins
Chairman and CEO
(203) 852-1442

FOR IMMEDIATE RELEASE
May 7, 1996


            OXFORD HEALTH PLANS REPORTS 79 PERCENT EARNINGS INCREASE
                                IN FIRST QUARTER

        NORWALK, CONNECTICUT, MAY 7, 1996--Oxford Health Plans, Inc. (NASDAQ:OXHP) today reported that first quarter 1996 net earnings rose 79 percent on a revenue increase of 97 percent when compared with the first quarter of 1995. The earnings growth was primarily attributable to increased enrollment in the Company's fully insured programs.

        Total revenues for the first quarter ended March 31, 1996 reached $658.1 million, a 97 percent increase from $334.4 million a year ago. Operating earnings jumped 74 percent to $33.1 million compared with $19.0 million in the first quarter of 1995. Net earnings increased 79 percent to $18.5 million, or $.25 per share, from $10.4 million, or $.14 per share, in the prior year's first quarter.

        Per share amounts have been restated to reflect the two-for-one stock split effectuated as a dividend declared in March 1996 and distributed to stockholders in April 1996.

        Oxford's enrollment totaled approximately 1,200,400 members at March 31, 1996, an increase of over 190,000 during the first quarter of 1996 and almost 80 percent higher than the membership at the end of last year's first quarter. All of this new membership has come from fully insured enrollment which has continued to grow in the second quarter of 1996. Approximately 80,000 net new members have enrolled since the end of March 1996, bringing total membership to over 1,280,000 as of May 1, 1996. The strong earnings and enrollment growth continue to reflect the popularity and quality of the Company's products.

        The Company's medical-loss ratio for first quarter of 1996 was 79.9% compared to 77.5% for the full year 1995. The increase is primarily attributable to higher costs in the Company's Medicare programs, greater than expected pharmacy costs and increased enrollment in the Company's Medicaid programs.

        Administrative expenses were 16.4% of operating revenue for the first quarter of 1996, compared with 19.0% for the first quarter of 1995 and 18.7% for the full year of 1995. "We are very satisfied with our efforts to significantly reduce our administrative expenses," said Stephen F. Wiggins, Oxford's Chairman and Chief Executive Officer. "First quarter results indicate that the steps we are taking in 1996 are working."

Page 2
Oxford Health Plans, Inc.
May 7, 1996


        On April 9, 1996, the Company completed a registered public offering of 5,227,272 shares of newly issued post split shares of common stock from which the Company realized net proceeds of approximately $220 million. The Company expects to use the net proceeds from the offering to add to its capital base and for general corporate purposes, including expansion of marketing and sales programs and possible future acquisitions, although there are currently no agreements or commitments for any such acquisitions.

        In July 1995, Oxford completed a merger with OakTree Health Plans, Inc., a Philadelphia-based health maintenance organization. Under the terms of the merger agreement, all of the issued and outstanding shares of OakTree capital stock were exchanged for shares of Oxford common stock in a pooling of interests transaction. Accordingly, all of the foregoing prior year data has been restated to include OakTree, in accordance with the pooling of interests method of accounting.

        Oxford's product lines include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut and New Hampshire through its direct sales force and through independent insurance agents and brokers.


                            FINANCIAL TABLES FOLLOW

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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    THREE MONTHS ENDED MARCH 31,1996 AND 1995
              (IN THOUSANDS, EXCEPT PER SHARE AND MEMBERSHIP DATA)
                                   (UNAUDITED)

                                                                                                THREE MONTHS
                                                                                               ENDED MARCH 31
                                                                                      -----------------------------
                                                                                         1996               1995
      -------------------------------------------------------------------------------------------------------------
      Revenues:
         Premiums earned                                                              $ 648,182            328,189
         Third-party administration, net                                                  3,182              2,866
         Investment income, net                                                           6,725              3,328
      -------------------------------------------------------------------------------------------------------------
                Total revenues                                                          658,089            334,383
      -------------------------------------------------------------------------------------------------------------

      Expenses:
         Health care services                                                           518,216            252,537
         Marketing, general and administrative                                          106,760             62,844
      -------------------------------------------------------------------------------------------------------------
                Total expenses                                                          624,976            315,381
      -------------------------------------------------------------------------------------------------------------

      Operating earnings                                                                 33,113             19,002

      Equity in loss of affiliate                                                        (1,050)              (873)
      Other income (expense), net                                                            51                (34)
      -------------------------------------------------------------------------------------------------------------
      Earnings before income taxes                                                       32,114             18,095
      Provision for income taxes                                                         13,597              7,722
      -------------------------------------------------------------------------------------------------------------
      Net earnings                                                                    $  18,517             10,373
      =============================================================================================================

      Earnings per common and common equivalent share:
           Primary                                                                    $     .25                .14
           Fully diluted                                                              $     .25                .14

      Weighted average common stock and common stock equivalents outstanding:
           Primary                                                                       75,080             72,506
           Fully diluted                                                                 75,374             72,768



                                                                                    Membership at
                                                                                       March 31
      ----------------------------------------------------------------------------------------------------      Increase
      MEMBERSHIP HIGHLIGHTS                                                    1996               1995         (Decrease)
      ----------------------------------------------------------------------------------------------------   ----------------
      HMO                                                                        151,100           90,700             60,400
      Freedom Plan                                                               806,600          437,700            368,900
      Medicare                                                                    80,800           29,000             51,800
      Medicaid                                                                   123,500           72,400             51,100
      -----------------------------------------------------------------------------------------------------------------------
      Total Fully Insured                                                      1,162,000          629,800            532,200
      Self-funded                                                                 38,400           41,300             (2,900)
      -----------------------------------------------------------------------------------------------------------------------
      Total Membership                                                         1,200,400          671,100            529,300
      =======================================================================================================================

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       MARCH 31,1996 AND DECEMBER 31,1995
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                               MAR. 31,                Dec. 31,
                                                                                                 1996                    1995
                                                                                         ----------------        -------------------
                                                                                              (UNAUDITED)

      Current assets:
         Cash and cash equivalents                                                            $  30,858                     58,450
         Short-term investments-available for sale (at market value)                            340,800                    310,197
         Premiums receivable (net of allowance for doubtful
            accounts of $3,526 in 1996 and $3,029 in 1995)                                      134,724                     96,278
         Other receivables                                                                       15,679                     15,260
         Prepaid expenses and other current assets                                                3,824                      3,563
         Deferred income taxes                                                                   11,878                      8,443
      -----------------------------------------------------------------------------------------------------------------------------
              Total current assets                                                              537,763                    492,191

      Property and equipment, at cost (net of accumulated depreciation and
            amortization of $38,607 in 1996 and $30,074 in 1995)                                106,461                     97,414
      Other noncurrent assets                                                                    21,290                     19,171
      -----------------------------------------------------------------------------------------------------------------------------
              Total assets                                                                    $ 665,514                    608,776
      =============================================================================================================================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

      Current liabilities:
         Medical costs payable                                                                $ 365,967                    300,508
         Trade accounts payable and accrued expenses                                             35,328                     36,396
         Income taxes payable                                                                    10,578                      1,428
         Unearned premiums                                                                        6,182                     50,299
         Other current liabilities                                                                  104                        112
      -----------------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                                         418,159                    388,743

      Shareholders' equity:
         Preferred stock, $.01 par value, authorized 2,000,000 shares                               -                        -
         Common stock, $.01 par value, authorized 200,000,000
              shares; issued and outstanding 34,793,720 in 1996
              and 34,390,401 in 1995                                                                348                        343
         Additional paid-in capital                                                             127,033                    116,639
         Retained earnings                                                                      114,684                     96,167
         Unrealized net appreciation of investments                                               5,290                      6,884
      -----------------------------------------------------------------------------------------------------------------------------
              Total shareholders' equity                                                        247,355                    220,033
      -----------------------------------------------------------------------------------------------------------------------------
              Total liabilities and shareholders' equity                                      $ 665,514                    608,776
      =============================================================================================================================